As filed with the Securities and Exchange Commission on December 7, 2007

Registration No. 333-146377

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Amendment No. 5

to

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

MEMSIC, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	3674	04-3457049
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

One Tech Drive, Suite 325,

Andover, MA 01810

Telephone: (978)738-0900

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Dr. Yang Zhao

MEMSIC, Inc.

One Tech Drive, Suite 325,

Andover, MA 01810

Telephone: (978)738-0900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gregory G. H. Miao Skadden, Arps, Slate, Meagher & Flom 42/F, Edinburgh Tower The Landmark 15 Queen’s Road Central Hong Kong (852) 3740-4700	Peter X. Huang Skadden, Arps, Slate, Meagher & Flom LLP East Wing Office, Level 4 China World Trade Center No. 1 Jian Guo Men Wai Avenue Beijing 100004, P.R. China (8610) 6535-5500	John D. Young, Jr. Sullivan & Cromwell LLP 28th Floor Nine Queen’s Road Central Hong Kong (852) 2826-8688

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

Explanatory Note

The sole purpose of this amendment is to amend the exhibit index and to file exhibits 1. 1, 4.2 and 5.1 to the registration statement. No other changes have been made to the registration statement. Accordingly, the amendment consists only of the facing page, this explanatory note and Part II of the registration statement.

1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than the underwriting discount, payable by us in connection with the sale of common stock being registered. All amounts are estimated except the SEC registration fee, the NASD filing fees and the Nasdaq listing fee.

Amount to be paid

SEC registration fee	$3,070
FINRA filing fee	10,500
NASDAQ listing fee	5,000
Printing and engraving costs	300,000
Legal fees and expenses	1,400,000
Accountants’ fees and expenses	1,500,000
Transfer agent fees	2,500
Miscellaneous	600,000

Total	$3,821,070

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

As permitted by the Delaware General Corporation Law, the Registrant’s Amended and Restated Certificate of Incorporation, which will become effective upon the closing of this offering, includes a provisions that (i) eliminate, to the fullest extent permitted by the Delaware General Corporation Law, the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, and (ii) require the Registrant to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions.

As permitted by the Delaware General Corporation Law, the Amended and Restated Bylaws of the Registrant, which will become effective upon the closing of this offering, provide that (i) the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, (ii) the Registrant may indemnify any other person as set forth in the Delaware General Corporation Law, and (iii) the rights conferred in the Amended and Restated Bylaws are not exclusive.

The underwriting agreement we will enter into in connection with the sale of the common stock being registered hereby is expected to provide for the indemnification of officers, directors and controlling persons of the Registrant against certain liabilities.

The Registrant has obtained directors’ and officers’ liability insurance.

See also the undertakings set out in response to Item 17.

The Registrant’s Amended and Restated Certificate of Incorporation effective upon the closing of this offering provides for indemnification of any person who was or is a director or officer of the Registrant, or service as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise at our request to the fullest extent authorized under the Delaware General Corporation Law against all expenses, liabilities and losses reasonably incurred by such person, if (i) he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, our best interests, and (ii) with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful.

Item 15. Recent Sales of Unregistered Securities.

Since 2004, we have issued and sold the following securities which were not registered under the Securities Act in reliance upon Section 4(2):

We issued a total of 3,606,685 shares of our common stock to employees and consultants since 2000 under our 2000 Stock Plan. Of these issued options, 1,752,180 shares are outstanding as of September 30, 2007.

•

In August 2007, we granted incentive stock options of 100,000 shares and 50,000 shares of our common stock to Feiming Huang, our Vice President and General Manager, and Patricia Niu, our Vice President of Finance, respectively, pursuant to our 2000 Stock Plan.

•	In July 2007, we granted non-qualified stock options of 55,000 shares of our common stock to Gary O’Brien, our Vice President of Engineering, pursuant to our 2000 Stock Plan.

•	In July 2007, we granted incentive stock options of 275,000 shares of our common stock to David (Shang) Hsiao, our Chief Finance Officer, pursuant to our 2000 Stock Plan.

•

In April 2007, we issued and sold an aggregate of 272,727 shares of Series D cumulative convertible preferred stock to Chou-Chye Huang, a new investor at a price of $2.20 per share, for an aggregate proceeds of $600,000.

•

In February 2007, we granted an incentive stock option of an aggregate of 110,000 shares of our common stock to Patrick Chiumiento, our Vice President of Marketing and Business Development, pursuant to our 2000 Stock Plan.

•

In December 2006, we issued an aggregate of 3,803,000 shares of Series D cumulative convertible preferred stock to Fang-Ju Lee, Hsiu-Chin Hsu, Jui-Tsung Liao and other 21 accredited investors at a price of $2.20 per share, for an aggregate proceeds of $8,366,600. In connection with our issuance and sell of Series D convertible preferred stock, the then existing preferred stockholders voted to remove the redemption requirement for Series A, Series B, and Series C preferred stock.

•

In December 2006, Analog Devices, Inc. exercised its warrants to purchase a total of 3,571,000 shares of Series A redeemable cumulative preferred stock and contemporaneously sold the exercised shares back to us at $2.188 per share. The aggregate purchase price of the foregoing transactions was $7,456,248.

•	In November 2006, we granted an incentive stock option of an aggregate of 25,000 shares of our common stock to Patricia Niu, pursuant to our 2000 Stock Plan.

•

In April 2005, we granted a non-qualified stock option of an aggregate of 75,000 shares of our common stock to Roger Blethen, our Director, and an aggregate of 45,000 shares of our common stock to Paul Zavracky, our Director, pursuant to our 2000 Stock Plan.

•

In February 2005, we granted a non-qualified stock option of an aggregate of 92,500 shares of our common stock to Yang Zhao, our President and Chief Executive Officer and a Director, pursuant to our 2000 Stock Plan.

•	In October 2004, we granted an incentive stock option of an aggregate of 25,000 shares of our common stock to Patricia Niu, pursuant to our 2000 Stock Plan.

•

In May 2004, we issued and sold 5,666,667 shares of Series C redeemable cumulative preferred stock to a total of ten new and existing accredited investors and Ho-Feng Kiang, an existing investor at a price of $1.50 per share for aggregate proceeds of $8,500,000.

•	In February 2004, we granted a non-qualified stock option of an aggregate of 30,000 shares of our common stock to Paul Zavracky, our Director, pursuant to our 2000 Stock Plan.

•	In January 2004, we granted an incentive stock option of an aggregate of 40,000 shares of our common stock to Feiming Huang, pursuant to our 2000 Stock Plan.

No underwriters were involved in the foregoing sales of securities. The securities described above were sold and issued to purchasers and accredited investors in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) under the Securities Act and Rule 506 of Regulation D under the Securities Act, in each case, to the extent an exemption from such registration was required.

Item 16. Exhibits and Financial Statement Schedules.

(a)	See the “Exhibit Index” following the signature page hereto.

(b)	Financial Statement Schedules: Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.

Item 17. Undertakings.

The undersigned hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each underwriter.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4) For the purpose of determining any liability under the Securities Act of 1993 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 5 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on December 7, 2007.

MEMSIC, Inc.

By:	/s/ Shang Hsiao
Name:	Shang Hsiao
Title:	Chief Financial Officer

Signature	Title	Date

* Dr. Yang Zhao	President and Chief Executive Officer; Director (Principal Executive Officer)	December 7, 2007

/s/ SHANG HSIAO Shang Hsiao	Chief Financial Officer (Principal Financial and Accounting Officer)	December 7, 2007

* Roger W. Blethen	Director	December 7, 2007

* Ron Dizy	Director	December 7, 2007

* James A. Saalfield	Director	December 7, 2007

* Michael Tung	Director	December 7, 2007

* David Yang	Director	December 7, 2007

* Paul M. Zavracky	Chairman of the Board of Directors	December 7, 2007

*By:	/s/ Shang Hsiao
Shang Hsiao Attorney-In-Fact

EXHIBIT INDEX

Exhibit Number		Description

1.1		Form of Underwriting agreement

3.1	**	Amended and Restated Certificate of Incorporation

3.2	**	Form of Second Amended and Restated Certificate of Incorporation to be effective upon closing of this offering

3.3	**	Bylaws

3.4	**	Form of Amended and Restated Bylaws to be effective upon closing of this offering

3.5	**	Amendment to Certificate of Incorporation, dated November 20, 2007

4.1	**	Reference is made to Exhibits 3.1, 3.2, 3.3 and 3.4

4.2		Form of common stock certificate

4.3	**	Fifth Amended and Restated Investor Rights Agreement

5.1		Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

10.1	**	Technology License Agreement, dated March 3, 1999 between the Registrant and Analog Devices, Inc.

10.2	**	License Agreement, dated December 1, 1998 between Analog Devices, Inc. and Simon Fraser University together with the Amendment No. 1, dated January 1, 2005 between the Registrant and Simon Fraser University

10.3A	**	Distributor Agreement, dated January 5, 2005 between the Registrant and World Peace Industrial Co., Ltd.

10.3B	**	Amended and Restated Distributor Agreement, dated August 30, 2007 between the Registrant and World Peace Industrial Co., Ltd.

10.4	**	Offer letter for Shang Hsiao

10.5	**	Offer letter for Gary O’Brien

10.6	**	Offer letter for Patrick Chiumiento

10.7	**	Offer letter for Patricia Niu

10.8	**	Offer letter for Feiming Huang

10.9	**	2000 Omnibus Stock Plan

10.10	**	2007 Stock Incentive Plan

10.11	**	Form of Senior Executive Change in Control Agreement between the Registrant and its executive officers

10.12	**	Form of Incentive Stock Option Agreement between the Registrant and its officers and employees

10.13	**	Form of Non-Qualified Stock Option Agreement between the Registrant and directors, officers, employees and consultants of the Registrant

14	**	Code of ethics

21	**	List of subsidiaries

23.1	**	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2		Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)

23.3	**	Consent of Orchard Partners, Inc.

24.1	**	Power of attorney (included in the signature page to this registration statement)

*	To be filed by amendment.
**	Previously filed.